Exhibit (d)(v)(5)
AMENDMENT NO. 6 TO THE
PORTFOLIO MANAGEMENT AGREEMENT
     THIS AMENDMENT effective as of this 31st day of October, 2013 is made to the Portfolio Management Agreement (the “Agreement”) dated May 5, 2000, as amended January 1, 2001, August 5, 2004, December 9, 2005 and May 1, 2008, by and among Pacific Life Insurance Company, a Nebraska corporation (“Pacific Life”), Pacific Investment Management Company LLC (“PIMCO” or “Portfolio Manager”), a Delaware limited liability company, and Pacific Select Fund, a Massachusetts Business Trust (“Fund”), which agreement was transferred and assigned from Pacific Life to Pacific Life Fund Advisors LLC (“Investment Adviser”), a Delaware Limited Liability Company, on May 1, 2007 and was amended a fourth time on that date. The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on October 31, 2013. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, Investment Adviser, PIMCO and Fund (collectively, “the Parties” and individually, a “Party”) are parties to the Agreement;
     WHEREAS, the Parties mutually desire to amend the Agreement as set forth herein;
     WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, (collectively the portfolios managed by PIMCO are the “Portfolios” if plural or a “Portfolio” if singular) and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such Portfolios; and
     WHEREAS, the Parties desire to appoint PIMCO to serve as subadviser to two additional Portfolios of the Fund;
     NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:
     1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.
     2. Section 2 (“Portfolio Manager’s Duties”) is hereby amended by adding the following before the last full sentence of the first paragraph:
(i) With respect to trading in restricted currencies, however, PIMCO shall review any trades executed by the respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. PIMCO is authorized to open brokerage accounts on behalf of the Portfolios, in accordance with any applicable written procedures, policies and guidelines adopted by the Board and furnished to PIMCO (“Fund procedures”). PIMCO is authorized to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Fund procedures.
(ii) PIMCO is authorized on behalf of the Portfolios to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolios’ objectives, investment policies and investment restrictions as stated in the Fund’s Prospectus and Statement of Additional Information as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Fund procedures.
(iii) PIMCO is authorized to effect cross transactions between the Portfolios and other accounts managed by PIMCO and its affiliates in accordance with Fund procedures.
     3. The following is hereby added as Section 2(b)(6):
     and (6) the Commodity Exchange Act and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to PIMCO by the Investment Adviser), or to PIMCO).
     4. The following is hereby added at the end of Section 2(b):
     To the extent that PIMCO engages in transactions that require segregation of assets or other arrangements, including but not limited to, options, futures contracts, short sales or borrowing transactions, PIMCO shall earmark those assets to be segregated in accordance with the 1940 Act, if necessary, based upon trading strategies and positions PIMCO employs on behalf of the Portfolio, as well as to segregate assets, if necessary, in accordance with the 1934 Act and any other requirements of broker/dealers who may execute transactions for the Portfolio in connection therewith.
     5. Section 2(m) is hereby replaced with the following:
     will provide to the Investment Adviser a copy of PIMCO’s Form ADV, and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if requested by the Investment Adviser or the Board) including any portion which contains disclosure of legal or regulatory actions. PIMCO represents and warrants that it is a duly registered investment adviser under the Advisers Act and will notify the Investment Adviser promptly if any action is brought by any regulatory body which would in PIMCO’s reasonable determination materially affect that registration. PIMCO will provide a list of persons whom PIMCO wishes to have authorized to give written and/or oral instructions to custodians of assets for the Portfolios.

Amdmt No. 6 PIMCO Portfolio Management Agmt	2

     6. Section 2 is hereby amended to add the following:
     1. PIMCO has adopted a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser reasonably determines appropriate) of PIMCO shall certify to the Investment Adviser that (a) PIMCO had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1, as amended) from violating the Code, and that (c) except as otherwise disclosed, there have been no material violations of the Code or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Fund, PIMCO shall permit representatives of the Investment Adviser and the Fund to examine the reports and records related to the reported material violations with respect to the Portfolio(s) (or provide summaries of such reports, with non-public personal information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, PIMCO shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Fund for the purpose of the examination, including name or title of a person.
     2. PIMCO will not file class action claim forms or otherwise exercise any rights the Investment Adviser may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Portfolios, unless PIMCO and the Investment Advisor mutually agree that the Portfolio Manager may take such actions. Upon request by the Investment Adviser, PIMCO will research and confirm to the Investment Adviser whether the Portfolio held or traded in a particular security related to a known class action, on any particular day or during any particular timeframe within the term of this Agreement, as the Investment Adviser may specify; and PIMCO will provide relevant trade information or documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) for such security.
     3. PIMCO will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time following request from the Investment Adviser; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

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     4. PIMCO is registered with the CFTC as a commodity trading adviser and is a member of the NFA or is exempt from such registration/membership. PIMCO agrees that it will promptly notify Investment Adviser if PIMCO plans to change its trading strategy with respect to the Portfolios in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. PIMCO agrees to provide reasonable advanced notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. PIMCO agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. PIMCO also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.
     7. Section 14 is added to the Agreement:
Representations and Agreement of the Investment Adviser and the Fund: The Investment Adviser and the Fund represent, warrant and covenant that:
(i)	The Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Investment Adviser will promptly notify PIMCO if the Fund ceases to be a QIB;

(ii)	The assets in the Portfolios are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Investment Adviser or the Fund which may prevent PIMCO from giving a first priority lien or charge on the assets solely in connection with PIMCO’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations any of the Portfolios with respect to any investments made pursuant to the pursuant to the Portfolios’ objectives, investment policies and investment restrictions as stated in the Fund’s Prospectus and Statement of Additional Information as amended from time to time;

(iii)	The assets of the Portfolios do not constitute assets of (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to Title I of ERISA; (b) a plan described in Section 4975(e)(1) of the Internal Revenue Code; or, (c) an entity whose underlying assets are assets of a plan described in (a) or (b) by reason of such plan’s investment in the entity;

(iv)	The Investment Adviser and the Fund have established “know your customer” policies and procedures that comply with all applicable regulations and which are reasonably designed to detect and prevent each Client from using PIMCO’s

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services for illegal purposes, including to launder money or finance terrorist activities. To the best of the Investment Adviser’s and Fund’s knowledge, none of the Portfolios contain funds derived from unlawful activity and/or violate U.S. anti-money laundering laws;

(v)	The Investment Adviser and the Fund shall provide PIMCO, in a manner and with such frequency as is mutually agreed upon by the Parties, with a list of (i) each “government entity” (as defined in Rule 206(4)-5 under the Investment Advisers Act of 1940), invested in the Portfolios where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the fund or its transfer agent; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Fund as an option to be offered by such 529 Plan; and
     In addition, the Investment Adviser and Fund agree that:
(i) PIMCO may delegate trade execution and other support functions (but not portfolio management) to its affiliates (including PIMCO Asia Limited, PIMCO Australia Pty Ltd., PIMCO Asia Pte Ltd., PIMCO Global Advisors (Ireland) Limited, PIMCO Luxembourg IV S.A., PIMCO Japan Ltd., and PIMCO Europe Ltd.) and may share such information as necessary to accomplish these purposes. Additionally, PIMCO will have the ability to delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates. In all cases, PIMCO shall remain liable as if such services were provided directly. No additional fees shall be imposed for such services except as otherwise agreed; and
(ii) PIMCO shall have no obligation regarding assets of the Fund other than the Portfolios for which it serves as subadviser.
     8. Section 2.2 in Amendment to the Agreement dated August 5, 2004 (“Amendment No. 2”) is hereby replaced with the following:
     PIMCO will be responsible for meeting its own regulatory obligations, including the preparation and filing of such reports with respect to the assets of the Portfolio reflecting holdings over which PIMCO or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G, Form 13F and Form SH.
     9. The first sentence in Section 2.2 (referenced in Amendment No. 3 to the Agreement dated December 9, 2005 (“Amendment No. 3”)) is hereby replaced with the following:
     will assist the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including, in the event of any relevant regulatory exams, providing notice of any material deficiencies that would impact the Portfolios, and providing notice of any material changes to business operations that will

Amdmt No. 6 PIMCO Portfolio Management Agmt	5

likely, in PIMCO’s reasonable determination, adversely affect the services provided by PIMCO under this Agreement, provided that the provision of such notices are permitted under applicable law.
     10. Section 2.3 in Amendment No. 3 is hereby deleted in its entirety. Section 2.4 in Amendment No. 3 is hereby replaced with the following:
     (r) will comply with any Fund Procedures, including the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to PIMCO and as may be amended from time to time. As such, PIMCO agrees not to trade on non-public portfolio holdings information of the Fund in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by PIMCO to govern trading of its employees. Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the Fund that meet the minimum requirements of the Selective Disclosure Policy. PIMCO will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Fund, provided however that PIMCO may provide only those parts of the agreements that relate to ensuring conformance with the Fund’s Selective Disclosure Policy or other Fund Procedures. PIMCO agrees to provide a certification with respect to compliance with Fund Procedures as may be reasonably requested by the Fund from time to time.
     11. Section 3 (“Expenses”) of the Agreement is hereby replaced with the following:
     PIMCO shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of PIMCO’s services under this Agreement, with the exception of obtaining CICI numbers, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to PIMCO or other information provided by PIMCO to the Investment Adviser and/or the Fund’s Distributor, and marketing support. PIMCO agrees to pay to the Investment Adviser the cost of generating a prospectus supplement (also known as a “sticker,” which includes preparation, filing, printing, and distribution (including mailing, only if necessary) of the supplement, if PIMCO makes any changes that both Parties agree (provided that consent is not unreasonably withheld) requires immediate disclosure in the prospectus or any required regulatory documents by supplement, including changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund by PIMCO of such Changes, the Fund is not generating a supplement for other purposes or the Fund does not wish to add such Changes to a pending supplement. Notwithstanding the foregoing, the Investment Adviser may file a supplement without the explicit consent of PIMCO if such supplement is legally required to be filed. In the event two or more subadvisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such

Amdmt No. 6 PIMCO Portfolio Management Agmt	6

subadviser. The Investment Adviser agrees to use the most economical means reasonably available to prepare, produce, and distribute the “Changes,” and upon request, will furnish to PIMCO proof of those expenses incurred. All other expenses not specifically assumed by the Subadviser hereunder or by the Investment Adviser under the Advisory Agreement are borne by the applicable Portfolio of the Fund. The Fund, PIMCO and the Investment Adviser shall not be considered as partners or participants in a joint venture.
     12. The following is added at the end of Section 5 (“Books and Records”) of the Agreement:
     PIMCO will also maintain and preserve such records related to the Portfolio’s transactions as required under the Commodity Exchange Act (including the rules and regulations of the CFTC and NFA). In compliance with the requirement of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, PIMCO hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Investment Adviser’s request, although PIMCO may, at its own expense, make and retain a copy of such records.
13. Section 13 (“Services of the Portfolio Manager” and referenced in Amendment No. 5 to the Agreement dated May 1, 2008) is hereby renumbered Section 14. Section 13 (“Disclosure about Portfolio Manager”) as referenced in Amendment No. 3 is replaced with the following and is renamed Disclosure about PIMCO and Portfolio:
     PIMCO represents that it has reviewed the current Registration Statement and agrees, if furnished by the Investment Adviser, to promptly review future amendments to the Registration Statement, including any supplements thereto, which relate to PIMCO or the Portfolio, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to PIMCO or the Portfolio that PIMCO has provided to the Fund for inclusion in the Registration Statement, including any performance information PIMCO provides that is included in or serves as the basis for information included in the Registration Statement, such portion of the Registration Statement contains as of the date hereof, and will contain as of the date of any Registration Statement or supplement thereto that PIMCO reviews no untrue statement of any known material fact and does not omit any statement of known material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. PIMCO further agrees to notify the Investment Adviser and the Fund immediately of any material fact about PIMCO and/or the Portfolio, known to PIMCO respecting or relating to PIMCO, that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any known statement respecting or relating to PIMCO and/or the Portfolio contained therein that becomes untrue in any material respect. With respect to the disclosure respecting the Portfolio, PIMCO represents and agrees that the description in the Fund’s prospectus, including the Portfolio’s goal, investment strategies and risks (the “Portfolio Description”), as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto that PIMCO reviews, is consistent with the

Amdmt No. 6 PIMCO Portfolio Management Agmt	7

manner in which PIMCO intends to manage the Portfolio, and the identification of risks is inclusive of all material risks known to PIMCO that are expected to arise in connection with the manner in which PIMCO intends to manage the Portfolio. PIMCO further agrees to notify the Investment Adviser and the Fund promptly in the event that PIMCO becomes aware that the Portfolio Description for a Portfolio is inconsistent in any material respect with the manner in which PIMCO is managing the Portfolio, and in the event that the identified risks are inconsistent in any material respect with the risks known to PIMCO that arise in connection with the manner in which PIMCO is managing the Portfolio. In addition, PIMCO agrees to comply with the Investment Adviser’s reasonable request for information regarding the personnel of PIMCO who are responsible for the day-to-day management of a Portfolio’s assets.
     14. The third paragraph of Section 6 (“Indemnification”) of the Agreement is hereby replaced as follows:
     (a) Except as may otherwise be required by the provisions of this Agreement (including aforementioned in this Section 6), the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that PIMCO, any affiliated person of PIMCO within the meaning of Section 2(a)(3) of the 1940 Act, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls PIMCO, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of PIMCO’s willful misfeasance, bad faith, or gross negligence in the performance of PIMCO’s duties, or by reason of reckless disregard of PIMCO’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.
     (b) Except as may otherwise be required by the provisions of this Agreement (including aforementioned in this Section 6), the 1940 Act or the rules thereunder or other applicable law, PIMCO agrees that the Fund and the Investment Adviser, any affiliated person thereof within the meaning of Section 2(a)(3) of the 1940 Act, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that PIMCO may have under federal or state securities laws.

Amdmt No. 6 PIMCO Portfolio Management Agmt	8

     15. In the first paragraph of Section 6 (“Indemnification”) of the Agreement, the word “reasonable” is inserted in the first sentence in the clause (“including legal and other reasonable expenses”) and the following is hereby added after clause (2) as clauses (3) and (4):
     (3) are based upon PIMCO’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or
     (4) are based upon breach of its fiduciary duties to the Fund or violation of applicable law.
     16. In the second paragraph of Section 6 (“Indemnification”) of the Agreement, the word “reasonable” is inserted in the first sentence in the clause (“including legal and other reasonable expenses”) and the following is hereby added after clause (2) as clauses (3) and (4):
     (3) are based upon the Investment Adviser’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or
     (4) are based upon breach of its fiduciary duties to the Fund or violation of applicable law.
     17. In Section 9 (“Duration and Termination”) of the Agreement, the third sentence is hereby replaced with the following:
     In the event this Agreement is terminated or is not approved in the manner described above, (i) PIMCO agrees to provide all reports, certification and reasonable assistance called for pursuant to Sections 2(c) (relating to identifying PFICs), 2(j) (relating to various Board reports), 2.1 above (as referenced in this Amendment No. 6, relating to certifications and reports for Code of Ethics), 2.1 (as referenced in Amendment No. 2, relating to compliance with Sarbanes-Oxley Act of 2002, as amended), 2.2 (as referenced in Amendment No. 2, relating to reports like Form 13F), 2.4 (as referenced in Amendment No.2, relating to proxy voting) and 2.2 (as referenced in Amendment No. 3, relating to compliance program assistance), all as may be amended from time to time, within 30 business days of termination; and (ii) Section 5 for a period of six years, and 2(k), 6, 11, 12, 15, 17, and 18 of this Agreement as well as any applicable provision of this Paragraph numbered 9, all as may be amended from time to time, shall remain in effect.
     18. A new Section 15 is hereby added as follows:
     Notices. All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable Party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each Party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

Amdmt No. 6 PIMCO Portfolio Management Agmt	9

A.	if to PIMCO, to:

Pacific Investment Management Company LLC 840 Newport Center Drive Newport Beach, CA 92660 Attention: General Counsel Email: IMAnotices@pimco.com Copy to: Matthew Brenner; Matt.Brenner@pimco.com

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, Vice President and Fund Advisor
General Counsel
Email: ContractNotifications@PacificLife.com
Telephone number: 949-219-6767

C.	if to the Fund, to:

Pacific Select Fund
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, Vice President and Fund Advisor
General Counsel
Email: ContractNotifications@PacificLife.com
Telephone number: 949-219-6767
     19. Section 12.a is hereby amended by adding the following sentence to the end of the current section:
     The Parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.
     20. A new Section 16 is hereby added as follows:
     Compliance. PIMCO agrees that it shall promptly notify the Investment Adviser and the Fund (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured PIMCO; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that a

Amdmt No. 6 PIMCO Portfolio Management Agmt	10

Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. PIMCO further agrees to notify the Investment Adviser and Fund promptly of any material fact known to PIMCO respecting or relating to PIMCO that is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.
     The Investment Adviser agrees that it shall promptly notify PIMCO (i) in the event that the SEC has censured the Investment Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) upon having a reasonable basis for believing that a Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.
     21. A new Section 17 is hereby added as follows:
     Limitation of Liability. A copy of the Declaration of Trust for the Trust is on file with the Secretary of the State of Massachusetts. The Declaration of Trust has been executed on behalf of the Trust by a Trustee of the Trust in his capacity as Trustee of the Trust and not individually. The obligations of this Agreement with respect to the Portfolio shall be binding upon the assets and property of each such Portfolio individually, and not jointly, and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Trust individually, or upon the Trust generally or upon any other portfolio of the Trust. For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.
     22. A new Section 18 is hereby added as follows:
     Other Regulatory Matters. The Fund represents and warrants that it is a qualified eligible person (“QEP”) as defined in CFTC Rule 4.7 and consents to the Account being treated as an exempt account under CFTC Rule 4.7. The Investment Adviser represents and warrants that it is either registered with the CFTC as a commodity pool operator and is a member of the NFA, where applicable, or is exempt from such registration/membership.
     23. A new Section 18 is hereby added as follows:
     Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the Parties, each Party shall treat all non-public information about another Party to this Agreement as confidential, proprietary information of such other Party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a Party. Each Party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential

Amdmt No. 6 PIMCO Portfolio Management Agmt	11

Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable Party by a third party having a lawful right to do so, (iii) was known to the applicable Party at the time of the disclosure or (iv) is authorized in writing by the Party whose Confidential Information is to be disclosed. Further, the Parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing Party shall, if permitted by applicable law, notify the other Party of such disclosure as soon as reasonably practicable.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first written above.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: VP, Fund Advisor Operations		Title: Secretary

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

	Name: Howard T. Hirakawa		Name: Jane M. Guon
	Title: Vice President		Title: Secretary

PACIFIC INVESTMENT MANAGEMENT COMPANY, LLC

By:	/s/ Thomas Otterbein

Name: Thomas Otterbein
Title: Managing Director

Amdmt No. 6 PIMCO Portfolio Management Agmt	13

Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: October 31, 2013 or the inception date of the Tactical U.S. Strategy Portfolio and Tactical International Portfolio
Portfolio: Managed Bond
The Investment Adviser will pay to PIMCO a monthly fee for its services for the above noted Portfolio based on the following formula:
(a) The annual percentage of the combined* average daily net assets of the Managed Bond Portfolio of Pacific Select Fund (“PSF”) and the PL Managed Bond Fund of Pacific Life Funds. Should Aggregate Assets (as defined below) be at $3 billion or above, the following calculation shall apply:

Rate%	Break Point (assets)
0.25%	on the first $1 billion

0.225%	on the excess
(b) Multiplied by the ratio of the PSF Managed Bond Portfolio’s average daily net assets over the combined average daily net assets of the PSF Managed Bond Portfolio and the PL Managed Bond Fund of Pacific Life Funds.

*	Assets are combined only while PIMCO is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PSF Managed Bond Portfolio provided Aggregate Assets remain at or above $3 billion.
     “Aggregate Assets” shall mean all assets managed by PIMCO, as sub-adviser to the Investment Adviser, which currently includes all Portfolios listed on this Exhibit A and the PL Managed Bond Fund and PL Inflation Managed Fund of Pacific Life Funds. Should such Aggregate Assets fall below $3 billion, the Investment Adviser will pay to PIMCO a monthly fee of 0.25% based on an annual percentage of the combined average daily net assets of the PSF Managed Bond Portfolio and the PL Managed Bond Fund of Pacific Life Funds.
Portfolio: Inflation Managed
     The Investment Adviser will pay to PIMCO a monthly fee for its services for the above noted Portfolio based on the following formula:

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(a) The annual percentage of the combined* average daily net assets of the Inflation Managed Portfolio of PSF and the PL Inflation Managed Fund of Pacific Life Funds according to the following schedule:

Rate%	Break Point (assets)
0.25%	on the first $1 billion

0.20%	on the excess
(b) Multiplied by the ratio of the PSF Inflation Managed Portfolio’s average daily net assets over the combined average daily net assets of the PSF Inflation Managed Portfolio and the PL Inflation Managed Fund of Pacific Life Funds.

*	Assets are combined only while PIMCO is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PSF Inflation Managed Portfolio.
The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
Portfolios: Tactical U.S. Strategy Portfolio, Tactical International Portfolio
     The Investment Adviser will pay to PIMCO a monthly fee for its services for each of the above noted Portfolios based on the combined* average daily net assets of the respective Portfolios according to the following schedule:

Rate%	Break Point (assets)
0.25%	on the first $1 billion

0.20%	on the excess

*	Assets are combined only while PIMCO is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Portfolio that PIMCO continues to manage under the Agreement.
The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

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